Eco Building Products, Inc. Forms Subsidiary to Align with Industry Partners

Eco’s subsidiary, Wood Protection Technologies, Inc. will operationalize future agreements with joint venture partners and exclusive licensees.

San Diego, CA – February 9, 2017 – Eco Building Products, Inc., (PINK: ECOB) announced today that it has formed a new subsidiary, Wood Protection Technologies, Inc., to position the Company’s intellectual property for alignment with major Industry partners and to attract new, more efficient, lower cost capital.

“We have entered into discussions with potential joint venture partners as well as potential exclusive licensees for our Eco D-Fence™, Eco Red Shield™ line of products as well as our new FRC EWP™ fire retardant and are very excited to announce our new subsidiary as an excellent way to operationalize these new relationships and thereby monetize the IP”, said Tom Comery, Eco’s CEO.

“We have been very deliberate and methodical in repositioning the Company as a developer of new and disruptive, environmentally friendly wood protection chemistry. Having first announced the new strategy and direction early last year, we now have two patents pending as well as a new breakthrough in OSB fire retardant”, commented Eco’s CEO, Tom Comery.

“A natural next step in the strategy is to position our IP so that it can attract the industry partners necessary to maximize its full potential. Over the course of the past four months, we have advanced discussions, in depth, with multiple, major industry leaders that can bring distribution, capital and other resources to bear on what we all believe are extremely important new products.”

Eco will own 95% of the subsidiary which will have a separate board of directors and governance. Eco’s CEO, Tom Comery, will become CEO for both entities.

About Eco Building Products, Inc.

Eco Building Products, Inc. (Eco) is a manufacturer of proprietary, environmentally conscientious chemistry utilizing patent pending ECOB WoodSurfaceFilm™ and FRC™ technology (Fire Retardant Coating). Eco’s products protect against fire, mold/mycotoxins, fungal-decay, wood ingesting insects and termites. Eco is headquartered in San Diego, CA and goes to market through licensed Affiliates nationwide.

Safe Harbor Statement: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. ECOB takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties.

Company Contact

Eco Building Products, Inc.

Phone: 1 (858.780.4747)

Email: info@ecob.net

Web Site: www.ecob.net